Exhibit 10.11
Contract of Employment for a Managing Director
By and between
Mr. Ralf Wuellner
Basteistrasse 16
01277 Dresden
Germany
(Hereinafter “Managing Director”)
And
Brooks Automation (Germany) Holding GmbH
Goeschwitzer Strasse 25
07745 Jena
Germany
(Hereinafter “Company”)
(Managing Director and Company together “the Parties”)
§1
Responsibilities and Obligations
1.	Mr. Ralf Wuellner is Managing Director of the Company; for purposes internal to the parent company of the Company, Brooks Automation Inc. (in the following “Brooks”), and its affiliated companies, he holds the title of “Senior Vice President, Global Customer Operations Group (Sales and Field Service)”. The Managing Director will be responsible for all of the sales, regional engineering, customer support and service activities of Brooks under a unified management structure. He will continue to function as President Europe.
The Managing Director shall represent the Company in accordance with the statutes and the articles of incorporation as well as with the resolutions of the shareholders. With respect to the employees of the Company, he shall exercise rights and obligations in accordance with statutory rules.
2.	The Company may appoint further managing directors. The allocation of responsibilities among the Managing Director and such other managing directors shall from time to time be determined by the shareholders.

3.	The Managing Director shall conduct the business of the Company in its best interest and in accordance with the statutes, the articles of incorporation, a management ordinance, if any, and the instructions of the shareholders. Upon further notice, authorized contact for binding instructions is the President / Chief Executive Officer of Brooks.

4.	The Managing Director is obliged to place his entire capacity to work and all of his professional knowledge and know-how in the service of the Company. Any unpaid or gainful side employment, honorary offices as well as memberships in supervisory boards, advisory boards and other mandates of such type shall require the prior written consent of the shareholders.
§2
Term
1.	This Contract shall be in effect for an indefinite period of time.

2.	Either Party may terminate this Contract by written notice with a notice period of one (1) month, such notice being effective as of the end of each calendar month.

3.	This Contract shall terminate without any notice on the expiration of the month in which the Managing Director reaches the age required for applicability of standard old-age pension.
Additionally, this Contract shall terminate at the end of the month, in which an official letter is served to the Managing Director by the competent Social Insurance Authorities, stating that the

Managing Director is permanently disabled. In case corresponding pension payments are postponed, the employment ends on the last day before the start of the respective pension payments.
In case of death of the Managing Director or termination of this Contract under this para. 3, the Managing Director or his heirs are not entitled to any severance payment under this Section 2.
4.	The Managing Director’s appointment as managing director of the Company may be cancelled in accordance with the applicable statutory provisions. The revocation of the appointment as managing director of the Company shall be deemed to be a termination of this Contract effective at the next possible date.

5.	Irrespective of the Managing Director’s appointment as managing director of the Company this Contract shall automatically terminate in the event that the Managing Director enters into an employment agreement with the Company’s parent company, Brooks Automation Inc., USA. In case of such termination the Managing Director is not entitled to any severance payment under this Section 2. Para. 6. and 7. of this Section shall not be applicable in such event.

6.	The Managing Director shall receive a severance payment by the Company (the “Severance”) only in the event that this Contract is terminated under the following conditions:
a.	Termination by the Managing Director by way of a justified and legitimate termination for cause with or without notice along the lines of Section 626 German Civil Code (Kündigung aus wichtigem Grund) given that the reason for such termination for cause lies with the Company and is one of the following:
aa.	a material breach of this Agreement by the Company (“vorsätzliche oder grob fahrlässige Vertragsverletzung”);

bb.	a diminution of the Managing Director’s responsibilities and authority resulting in responsibilities and authority in material respects inconsistent with the responsibilities and authority of the role of Senior Vice President, Global Customer Operations Group (Sales and Field Service) and Managing Director of the Company;

cc.	a reduction of the Current Base Salary or of any material employee benefit enjoyed by the Managing Director unless all senior executives of the Company and / or Brooks suffer a substantially similar reduction or failure;

dd.	the failure of the Company to obtain the assumption in writing of its obligation to perform this Contract by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale of assets or similar transaction.

b.	Termination by the Company for any reason other than
aa.	an Important Reason. For purposes of this Contract, “Important Reason” shall mean the occurrence of any of the following events, irrespective of such Important Reason also constituting a justification for a termination for cause along the lines of Section 626 German Civil Code (Kündigung aus wichtigem Grund):
(i)	Managing Director’s conviction of any misdemeanor involving moral turpitude or any felony;

(ii)	fraud, embezzlement, or similar act of dishonesty, unauthorized disclosure, attempted disclosure, use or attempted use of confidential information; acts prejudicial to the interest or reputation of the Company and / or Brooks; or falsification, concealment or distortion of management information;

(iii)	material misrepresentation in connection with the Managing Director’s application for employment with the Company;

(iv)	conduct by the Managing Director constituting an act of moral turpitude, or of physical violence while on duty;

(v)	Managing Director’s willful failure or refusal to perform the duties on behalf of the Company which are consistent with the scope and nature of the Managing Director’s responsibilities, or otherwise to comply with a lawful directive or policy of the Company, including without limitation, the Company’s or Brooks’ Standards of Conduct as then in effect as published on the Company’s or Brooks’ internal website;

(vi)	any act of gross negligence, gross corporate waste or disloyalty by the Managing Director to the Company or the commission of any intentional tort by the Managing Director against the Company;

(vii)	Managing Director being found liable in any SEC or other civil or criminal securities law action, or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability); or

(viii)	a material breach of this Contract or the agreements referenced herein by the Managing Director;
bb.	a person or behavior related reason along the lines of the German Employment Protection Act (personen- oder verhaltensbedingter Grund in entsprechender Anwendung der Grundsätze des Kündigungsschutzgesetzes, KSchG) or

cc.	by way of a justified and legitimate termination for cause with or without notice along the lines of Section 626 German Civil Code (Kündigung aus wichtigem Grund).
7.	The Severance shall be in the amount of one (1) fixed annual gross salary according to Section 3 para. 1 of this Contract and shall be payable in 12 equal monthly installments at the end of each calendar month (First Severance Period). The Managing Director shall also receive an amount equal to the unpaid portion of the Managing Director’s bonus according to Section 3 para. 2 for the fiscal year that includes the date of the termination according to para. 6 (and to the extent earned but unpaid, for the completed fiscal year immediately preceding the termination according to para. 6, prorated for the number of days that the Managing Director is actually employed by the Company in such fiscal year, and payable at the same time that payment of annual bonuses are paid to other senior executives of the Company, as well as an amount equal to the value of the Managing Director’s accrued but unused vacation as of the termination according to para. 6.
The First Severance Period may be extended according to the following (the extension hereinafter called the “Second Severance Period”):
If the Managing Director has not found a full-time comparable executive position with another employer during the First Severance Period, the Company will extend the monthly payments on a month to month basis until the earlier to occur of (A) one (1) additional year (12 additional monthly payments) or (B) the date the Managing Director secures full-time employment, in each case subject only to the Managing Director’s obligation to inform in writing the Company’s Human Resources Department that the Managing Director’s search for replacement employment is ongoing and continuing in good faith and utmost but reasonable effort. Said notice from Managing Director shall be made on the 15th of the month commencing with the last month of the First Severance Period and monthly thereafter as applicable. Payments to the Managing Director during the Second Severance Period shall be reduced by the amount of income earned by the Managing Director from employment or consulting arrangements with any other person or business entity.
8.	Any and all payments by the Company under this Section are and shall be specifically conditioned upon full compliance by the Managing Director with all elements of the Employee Non-Solicitation and Proprietary Information Agreement entered into by the Managing Director and Brooks.

9.	Any and all claims for any payments by the Company under this Section are and shall further be specifically under the condition precedent that in case of a termination entitling the Managing Director to the Severance (para. 6. and 7.)
a.	the Managing Director shall explicitly waive with immediate effect to all other known and unknown claims resulting from all other known and unknown legal relations existing between the Company and the Managing Director and

b.	the Managing Director shall explicitly waive to bring an action against the Company or Brooks with respect to the termination (by the Company), or to bring any other action (in particular an action for payment) which is directly or indirectly related to or raised against the termination (by the Company).

10.	Unless otherwise agreed upon in before mentioned para. 6 as regards the conditions of the Severance, the statutory provisions relating to termination for cause shall remain unaffected.
11.	Brooks shall guarantee all obligations related to this Contract in case the Company is not able to fulfill this contact.
§3
Remuneration
1.	The Managing Director shall receive a fixed annual gross salary in the amount of
215,000 EURO
(in words: two hundred fifteen thousand EURO)
which shall be payable in 12 equal monthly installments at the end of each calendar month. The appropriateness of the annual remuneration shall be reviewed each year.
2.	In addition, the Managing Director shall be eligible to receive bonus compensation according to the provisions of the Brooks’ Senior Management Incentive Compensation Program. The amount of the targeted bonus compensation shall be at the discretion of Brooks but the targeted bonus percentage will not be inconsistent with other Senior Vice Presidents.
3.	The payment of any additional allowances, bonuses, gratuity and comparable benefits shall be voluntary. Even repeated payments shall not create any legal claim for the Managing Director, neither in respect to their cause or amount, nor for the past or the future.

4.	The Company is obliged to insure the Managing Director at the Company’s own cost by way of a group insurance contract; the insurance shall amount to
Euro 250,000 — in case of invalidity
Euro 125,000 — in case of death.
5.	In addition the Company shall take out a world-wide health insurance for the Managing Director to cover potential risks during business travel.
6.	The Managing Director shall be entitled to a company vehicle in accordance with the vehicle policy of the Company.

7.	The Company will reimburse the Managing Director’s daughter’s international school tuition through her final years encompassing the 2007-2009 periods.
§4
Continued Payment of Salary in case of Incapacity
1.	The Managing Director shall notify the Company without delay about illness, and, if the illness lasts more than three calendar days, submit no later than on the third day of illness, a medical certificate attesting to his inability to work and the anticipated duration thereof, to the Company.

According to German law, in the event of incapacity of the Managing Director to render his work not caused by his own negligence the Company shall continue to pay the Managing Director full remuneration for a maximum period of six weeks.
2.	After elapse of the six weeks’ period, the Company shall pay for a period not exceeding 12 months, compensation amounting to the difference between sickness benefits and monthly net salary.
3.	In case the Managing Director is not entitled to sickness benefits from Health Insurance Funds, for purposes of calculating the additional compensation is deemed to receive that amount of sickness benefits that corresponds to sickness benefits which would be payable by the Local Health Insurance Funds had the Managing Director been insured.
4.	In case the Managing Director is entitled to claim compensation for loss of earnings from a third party for the period of his incapacity, this claim shall be assigned to the Company to the extent that the Company continues to pay the remuneration. The Managing Director is obliged to promptly inform the Company of all circumstances necessary to raise the assigned claims by the Company. The Managing Director continues to be obliged to raise such claims against third parties.
5.	In case of death of the Managing Director, his widow and other relatives, who were legally entitled to receive support from him during his lifetime, shall continue to receive the contractual remuneration for the month of death as well as for six further months. The Company is entitled to render these payments for and on behalf of all surviving dependants to that person who is able to furnish a prima facie evidence of his dependency within the meaning of sentence 1 of this paragraph. In the event that no surviving dependants exist, remuneration payable for periods up till the day of death shall be paid to the heirs of the Managing Director.
§5
Vacation
The Managing Director is entitled to an annual vacation of 30 working days. He shall arrange the timing of his vacation with the shareholders or the other managing directors, if any, and shall see to it that the interests of the Company shall not be affected.
§6
Other Benefits
The Managing Director shall be reimbursed for costs and expenses incurred during the course of his duties and while on business travel, including costs for travelling and accommodation of guests in accordance with the Company’s Travel Policy. In the case where the Travel Policy does not apply, the guidelines of the “Reisekostenordnung” shall apply. Such costs and expenses shall be accounted for monthly.
§7
Non-Competition Clause
For the lifetime of this Contract, the Managing Director shall not directly or indirectly assume ownership or participate in companies competing with the Company or entertaining a business relationship to the Company.
§8
Forfeiture of Claims
Except for claims based on tort, claims resulting from this Contract may be raised for a period of six months only following its maturity.
Claims are deemed to be raised in the event their legal basis and — if known — their amount have been communicated in writing to the Managing Director or, respectively, to the competent department of Brooks.
§ 9
Confidentiality
1.	The Managing Director undertakes to maintain secrecy with respect to all business and other commercial matters and transactions which in accordance with their nature are confidential or deemed to be confidential, of which he becomes aware during the course of his activity. In the event of violation of this obligation, the Company may terminate this Contract for cause. Any obligations to render information which result from statutory provisions or internal instructions or which are caused by factual circumstances shall remain unaffected.
2.	Following any termination of this Contract, the Managing Director shall immediately, completely and properly return to the Company without additional request of the Company all properties of the Company which are still in his possession, in particular all documents, notes, illustrations and other materials relating to his contractual activities or to the Company’s business, and shall upon request confirm such complete return in writing. The Managing Director shall not make or retain any duplicates or copies of work results, documents or data. The Managing Director shall have no retention right with respect to the Company and its property items and documents.
§ 10
Restrictions of the Managing Director
The Managing Director is obliged to comply with restrictions in respect of transactions and management actions which result from the articles of incorporation of the Company, from shareholders’ resolutions and from a management ordinance.
§ 11
Concluding Provisions

1.	This Contract supersedes any other contractual agreement between the Managing Director and the Company, in particular the Contract of Employment for a Managing Director between the Parties, dated December 11, 2006. There are except of the mentioned Annexes no written or oral side agreements to this Contract.
2.	If individual provisions contained herein should be or become void or invalid, this shall not effect the validity of the remaining contractual provisions. The Parties shall replace the void or invalid provision by a valid provision by which in the best possible way the economic purpose of the void or invalid provision is attained. The same applies in case lacunae exist.
3.	Alterations and amendments to this Contract, including this clause, must be made in writing to be legally valid
4.	Place of performance for all obligations resulting from this Contract as well as place of jurisdiction — as far as legally permissible — shall be Jena.

5.	Each party hereby confirms to have received one executed copy of this Contract.
28, this March, 2008

For the shareholder:	For Brooks Automation (Germany) Holding GmbH:

Brooks Automation (Luxemburg) SARL Michele P. Rayos	/s/ Marc Diesing	/s/ Michele P. Rayos

Managing Director:

/s/ Ralf Wuellner